Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Purchase Plan of NeoMagic Corporation of our reports dated April 22, 2005, with respect to the consolidated financial statements and schedule of NeoMagic Corporation, NeoMagic Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NeoMagic Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2005.

                                                 /s/ Ernst & Young LLP

San Jose, California

August 10, 2005